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                                                                    EXHIBIT 99.1


NEWS RELEASE                                                EASTERLY
                                                            INVESTOR RELATIONS




FOR IMMEDIATE RELEASE                  Contacts:   Jean Davenport, I.R. Manager
                                                   Dailey International Inc.
                                                   davenpoj@dailey.com
                                                   409-523-4705

                                                   Ken Dennard / Lisa Elliott
                                                   Easterly Investor Relations
                                                   kdennard@easterly.com
                                                   713-529-6600


                       DAILEY INTERNATIONAL INC. ANNOUNCES
      SIGNING OF ACQUISITION AGREEMENT WITH WEATHERFORD INTERNATIONAL, INC.

         May 21, 1999, Conroe, Texas -- Dailey International Inc. (OTCBB:DALY) announced today that it has entered into an agreement to be acquired by Weatherford International, Inc., a Houston-based oilfield products and services company. The terms of the acquisition contemplate the issuance of shares of Weatherford common stock having a market value of $195 million. The terms of the acquisition are set forth in an Acquisition Agreement between the Company and Weatherford which was signed on May 21, 1999. Under the agreement, the Company's outstanding $275 million senior note indebtedness would be exchanged pro rata for $185 million in Weatherford stock. All outstanding equity securities held by the Company's equity security holders would be exchanged for $10 million in Weatherford stock that would be shared pro rata based on share ownership. The value of the Weatherford common stock would be fixed as of the date of the consummation of the acquisition and will be based on an average closing sale price calculation over a 10 trading-day period preceding the date of consummation. The acquisition agreement contemplates the filing by Dailey and eight of its domestic subsidiaries in the United States Bankruptcy Court for the District of Delaware of petitions for relief under Chapter 11 of the Bankruptcy Code, along with a plan of reorganization and a disclosure statement, that will implement the financial restructuring. The closing of the acquisition is subject to a number of conditions, including bankruptcy court approvals and requisite regulatory approvals. Dailey expects to file the petition in bankruptcy along with the plan of reorganization and disclosure statement by June 1, 1999. The plan has been agreed to by the holders of approximately $225 million (82%) of the outstanding principal amount of the Company's senior notes and more than 50% of the Company's common stock. The agreement provides that the plan of reorganization will contemplate the payment of all trade creditors' claims as and when they come due in the ordinary course of business or in full on the effective date of the plan. This press release is not to be considered an offer with respect to any securities or solicitation of offers to purchase a security. Such an offer or solicitation will be made only in compliance with all applicable securities laws and other applicable federal law.


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         Certain statements included above which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Securities Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the success or failure of the Company in implementing its business and operational strategies while subject to the reorganization proceedings; and the ability of the Company to conclude a judicially-approved restructuring of its obligations with its creditors on the terms discussed above.

                  Dailey International is a leading provider of specialty
                  drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools
[DAILEY LOGO]     for oil and gas drilling and workover applications worldwide.
                  Weatherford International, Inc. is one of the world's largest providers of equipment and services used for the exploration and production of oil and natural gas.




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